Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 3rd QUARTER RESULTS;

UPDATES 2004 GUIDANCE

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, Thursday, October 28, 2004

SBA Communications Corporation (“SBA” or the “Company”) today reported results for the third quarter ended September 30, 2004. Highlights of the results include:

❑	Year over Year:

Site leasing revenue growth of 15%.

Tower cash flow growth of 22%.

Loss from continuing operations reduced by 34%.

Adjusted EBITDA growth of 31%.

❑	Reduction in net debt/annualized adjusted EBITDA leverage ratio to 10.3x.

Operating Results

Total revenues in the third quarter of 2004 were $58.7 million, compared to $47.6 million in the year earlier period. Site leasing revenue of $37.0 million and site leasing gross profit (tower cash flow) of $26.4 million were up 14.9% and 21.9%, respectively, over the year earlier period. Same tower revenue and site leasing gross profit growth on the 3,042 towers owned at September 30, 2003 and 2004 were 16% and 21%, respectively. Site leasing gross profit margin in the third quarter was 71.5%, a 410 basis point improvement over the year earlier period. Site leasing contributed 94.3% of the Company’s gross profit in the third quarter of 2004.

Site development revenues were $21.8 million compared to $15.4 million in the year earlier period, a 41.2% increase. Site development gross profit margin was 7.4% in the third quarter, compared to 5.0% in the year earlier period. As previously announced, the Company adopted a plan to sell all of its services business in the western United States and the Company has completed the sale of all portions of the western services business. The results of the Company’s western services segment are reflected as discontinued operations in accordance with generally accepted accounting principles for the three and nine-month periods ended September 30, 2004 and 2003. Other than the net loss information presented below, all other financial information contained in the text of this press release is from the Company’s continuing operations.

Selling, general and administrative expenses were $7.4 million in the third quarter, compared to $7.8 million in the year earlier period. Loss from continuing operations for the third quarter was

$21.5 million or $0.37 per share, compared to $32.4 million or $0.62 per share in the year earlier period. Net loss in the third quarter of 2004 was $24.0 million, or $0.42 per share, compared to a net loss of $19.7 million, or $0.38 per share, in the year earlier period. Excluding $2.2 million of charges relating to asset impairment and the write-off of deferred financing fees and extinguishment of debt, third quarter 2004 loss from continuing operations was $19.2 million or $0.33 per share. Adjusted EBITDA was $20.8 million, compared to $15.8 million in the year earlier period, or a 31.3% increase. Adjusted EBITDA margin was 35.4%.

Net cash interest expense and non-cash interest expense was $11.3 million and $7.9 million, respectively, in the third quarter of 2004, compared to $21.5 million and $2.8 million in the year earlier period.

Cash used in operating activities for the three months ended September 30, 2004 was $1.0 million, compared to $25.9 million for the three months ended September 30, 2003.

Investing Activities

During the third quarter, SBA sold or otherwise disposed of 10 towers, all of which were previously held for sale, ending the quarter with 3,067 towers. Excluding 22 towers that were held for disposition, SBA owned, as of September 30, 2004, 3,045 towers in continuing operations. Total capital expenditures for the third quarter were $1.3 million, consisting of $0.7 million of non-discretionary capital expenditures (tower maintenance and general corporate) and $0.6 million of discretionary capital expenditures (new build work-in-process and tower augmentations). Cash spent on acquisitions and related earn-outs in the third quarter, including ground lease purchases, was $0.4 million. In the third quarter, the Company recognized a loss, included in discontinued operations, of $0.4 million on the disposition of its western services segment.

Since September 30, 2004, SBA purchased four towers for $3.0 million, consisting of $0.5 million in cash and the issuance of approximately 360,000 shares of SBA common stock. The towers were purchased at a current run rate tower cash flow multiple of 11.2x.

Financing Activities and Liquidity

SBA ended the third quarter with $309.2 million outstanding under its $400.0 million senior credit facility, $296.3 million of 9¾% senior discount notes, $278.5 million of 10¼% senior notes, and net debt of $856.7 million. The Company’s net debt to annualized adjusted EBITDA leverage ratio dropped from 11.0x at June 30, 2004 to 10.3x at September 30, 2004. Debt amounts as of June 30 and September 30, 2004 exclude approximately $4.2 million and $4.0 million, respectively, of deferred gain from the termination of a derivative in 2002. In the third quarter of 2004, SBA repurchased $25.8 million of its 10¼% senior notes. The Company paid cash of $12.2 million plus accrued interest and issued 2.8 million shares of its common stock. Liquidity at September 30, 2004 was approximately $66.6 million, consisting of $27.4 million of cash and restricted cash, and approximately $39.2 million of additional availability under the senior credit facility.

Since September 30, 2004, SBA repurchased $26.5 million of its 10¼% senior notes and $1.3 million principal at maturity of its 9¾% senior discount notes. The Company paid cash of $5.4 million plus accrued interest and issued 3.3 million shares of its common stock. The Company currently has issued and outstanding $252.0 million of 10 1/4% senior notes, $295.4 million of 9 3/4% senior discount notes and 63.5 million shares of common stock.

“We are very pleased to present our third quarter results”, said Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “We performed extremely well on our three primary goals – adjusted EBITDA and tower cash flow growth, improving free cash flow, and reduced leverage. Our strong growth and financial results reflect good customer activity this year. Customer activity and backlog in both our site leasing and services segments continue to be solid, which gives us optimism for continued growth for the remainder of this year and into 2005. The combination of anticipated strong operating results and our debt and interest reduction activities to date leads us to anticipate positive free cash flow in the fourth quarter, which we expect will steadily increase over time. We define free cash flow as cash from operating activities minus non-cash interest expense and non-discretionary cash capital expenditures. Finally, our efforts to reduce our net debt/annualized adjusted EBITDA leverage ratio are ahead of plan. I’m pleased to say that we expect to end the year with a fourth quarter ratio below 10.0x. As a result of our progress on our three primary goals we are now able to comfortably move forward on a fourth goal - to recommence tower portfolio growth on a selective basis. We enjoyed success on many fronts in the third quarter, and we are very appreciative of our customers and employees for their contributions to our success.”

Outlook

The Company has provided its Fourth Quarter 2004 and updated its Full Year 2004 Outlook for anticipated results from continuing operations. The Outlook excludes results from SBA’s services segment in the western U.S., which is treated as discontinued operations. The midpoints of the ranges of our Full Year 2004 Outlook have been increased in the areas of site leasing revenue, site leasing gross profit, site development revenue, total revenues, and Adjusted EBITDA, and decreased in net cash interest expense and cash flow from operating activities. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

	Quarter ending December 31, 2004			Full year 2004
	(in millions)
Site leasing revenue	$36.5	to	$38.0	$142.8	to	$144.3
Site development revenue	20.0	to	23.0	79.6	to	82.6
Total revenues	56.5	to	61.0	222.4	to	226.9
Site leasing gross profit	26.5	to	27.5	101.5	to	102.5
Net cash interest expense	10.5	to	12.0	47.3	to	48.8
Non-cash interest expense(1)	6.5	to	7.5	27.5	to	28.5
Adjusted EBITDA	20.5	to	22.0	78.0	to	79.5
Cash flow from operating activities(2)	12.0	to	16.0	26.0	to	30.0
Cash capital expenditures(3)	3.5	to	4.5	8.5	to	9.5

(1)	Excludes amortization of debt issuance costs.
(2)	Full year includes $15.2 million benefit from first quarter conversion of short-term investment into cash.
(3)	For the fourth quarter includes approximately $1.0 million of non-discretionary and $2.5 to $3.5 million of discretionary items, the majority of which is anticipated to be spent on new tower builds. Does not include amounts spent or proposed to be spent on acquisitions and related earn-outs, including ground lease purchases.

Conference Call Information

SBA Communications Corporation will host a conference call Friday, October 29, 2004 at 10:00 A.M. EDT to discuss the quarterly results. The call may be accessed as follows:

When:	Friday, October 29, 2004 at 10:00 A.M. Eastern Time
Dial-in number:	888-428-4479
Conference call name:	“SBA Third Quarter Results”
Replay:	October 29, 2004 at 5:00 P.M. to November 12, 2004 at 11:59 P.M.

Number:	800-475-6701
Access Code:	750694

Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward looking statements, including statements regarding (i) the effect of customer activity and backlogs in both leasing and service segments and the Company’s expectations for continued growth for the remainder of 2004 and into 2005; (ii) the Company’s fourth quarter 2004 and full year 2004 guidance; (iii) the Company’s expectations regarding positive free cash flow in the fourth quarter 2004 and sustaining and growing such positive free cash flow over time; and (iv) the Company’s expectations of ending 2004 with a fourth quarter net debt/annualized Adjusted EBITDA leverage ratio below 10.0x. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 12, 2004. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company’s ability to secure as many site leasing tenants as planned at anticipated lease rates, (3) the Company’s ability to expand its site leasing business, (4) the Company’s ability to retain current lessees on towers, (5) the Company’s ability to secure and deliver anticipated services business at contemplated margins, (6) the Company’s ability to increase revenues and maintain or decrease expenses and cash capital expenditures, (7) the Company’s ability to continue to comply with covenants and the terms of its senior credit facility and to access sufficient capital to fund its operations, (8) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, and (9) the continued dependence on towers and outsourced site development services by the wireless communications industry.

Information on Non-GAAP financial measures is presented below under “Unaudited Consolidated Statements of Operations.” This press release will be available on our website at www.sbasite.com through November 12, 2004.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670, or visit our website at www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2003	2004	2003
Revenues:
Site leasing	$36,965	$32,169	$106,352	$94,916
Site development	21,778	15,425	59,597	45,758

Total revenues	58,743	47,594	165,949	140,674

Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	10,532	10,486	31,384	31,830
Cost of site development	20,169	14,646	55,740	41,877

Total cost of revenues	30,701	25,132	87,124	73,707

Gross profit	28,042	22,462	78,825	66,967

Operating expenses:
Selling, general and administrative	7,374	7,777	21,652	22,992
Restructuring and other charges	3	957	223	2,033
Asset impairment charges	155	50	1,714	10,767
Depreciation, accretion and amortization	20,511	21,000	61,755	63,337

Total operating expenses	28,043	29,784	85,344	99,129

Operating loss from continuing operations	(1)	(7,322)	(6,519)	(32,162)

Other income (expense):
Interest income	88	120	284	373
Interest expense	(11,270)	(21,534)	(36,816)	(61,177)
Non-cash interest expense	(7,022)	(1,410)	(21,035)	(7,210)
Amortization of debt issuance costs	(900)	(1,343)	(2,611)	(3,770)
Loss from write-off of deferred financing fees and extinguishment of debt	(2,092)	(408)	(24,763)	(5,250)
Other	3	(25)	74	(16)

Total other expense	(21,193)	(24,600)	(84,867)	(77,050)

Loss from continuing operations before provision for income taxes and cumulative effect of change in accounting principle	(21,194)	(31,922)	(91,386)	(109,212)

Provision for income taxes	(278)	(433)	(827)	(1,368)

Loss from continuing operations before cumulative effect of change in accounting principle	(21,472)	(32,355)	(92,213)	(110,580)

(Loss) gain from discontinued operations, net of income taxes	(2,538)	12,689	(2,964)	(9,878)

Loss before cumulative effect of change in accounting principle	(24,010)	(19,666)	(95,177)	(120,458)

Cumulative effect of change in accounting principle	—	—	—	(545)

Net loss	$(24,010)	$(19,666)	$(95,177)	$(121,003)

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2003	2004	2003
Basic and diluted loss per common share amounts:
Loss from continuing operations before cumulative effect of changes in accounting principle	$(0.37)	$(0.62)	$(1.63)	$(2.15)
(Loss) gain from discontinued operations	(0.05)	0.24	(0.05)	(0.19)
Cumulative effect of change in accounting principle	—	—	—	(0.01)

Net loss per common share	$(0.42)	$(0.38)	$(1.68)	$(2.35)

Weighted average number of common shares	57,776	52,394	56,673	51,557

Other Data:
Adjusted EBITDA	$20,783	$15,833

Annualized site leasing gross profit (tower cash flow)	$105,732	$86,733

Non-GAAP Financial Measures

This press release includes disclosures regarding Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA margin, Net Debt and Leverage ratio which are non-GAAP financial measures. Adjusted EBITDA is defined as loss from continuing operations plus net interest expenses, taxes, depreciation, accretion and amortization, asset impairment charges, non-cash compensation, restructuring and other charges, and other expenses. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflects the changes in our operating results. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. Neither Adjusted EBITDA, Annualized Adjusted EBITDA, nor Adjusted EBITDA margin are intended to be alternative measures of operating income or gross profit margin as determined in accordance with generally accepted accounting principles. Adjusted EBITDA, Annualized Adjusted EBITDA, and Annualized Adjusted EBITDA margin for the three months ended September 30, 2004 and 2003 is calculated below:

	For the three months ended September 30,
	2004	2003
	(in thousands)
Loss from continuing operations	$(21,472)	$(32,355)
Interest income	(88)	(120)
Interest expense	19,192	24,287
Depreciation, accretion, and amortization	20,511	21,000
Asset impairment charges	155	50
Provision for income taxes	278	433
Loss from write off of deferred financing fees, extinguishment of debt, and other expenses	2,089	433
Non-cash compensation(included in selling, general, and administrative)	115	223
Restructuring and other charges	3	957
Other expenses (included in selling, general and administrative)	—	925

Adjusted EBITDA(1)	$20,783	$15,833

Annualized Adjusted EBITDA(2)	$83,132	$63,332

Adjusted EBITDA margin(3)	35.4%	33.3%

(1)	Adjusted EBITDA for the three months ended December 31, 2004 and full year will be calculated the same way.
(2)	Annualized Adjusted EBITDA for a particular quarterly period is Adjusted EBITDA for the quarter multiplied by four.
(3)	Adjusted EBITDA margin for a particular quarterly period is Adjusted EBITDA divided by total revenues for such period.

Our net debt to annualized Adjusted EBITDA leverage ratio as of September 30 and June 30, 2004 is calculated below:

	September 30, 2004	June 30, 2004
Long term debt	$884,775	$889,573
Current portion of long-term debt	3,251	3,254
Less:
Deferred gain on termination of derivative	(4,011)	(4,198)
Cash and cash equivalents	(20,996)	(21,828)
Restricted Cash	(6,354)	(6,333)

Net debt	$856,665	$860,468

Divided by:
Annualized Adjusted EBITDA	$83,132	$78,116

Leverage ratio	10.3x	11.0x

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,996	$8,338
Short-term investments	—	15,200
Restricted cash	6,354	10,344
Accounts receivable, net of allowances of $1,990 and $1,400 in 2004 and 2003, respectively	15,157	19,414
Other current assets	22,163	15,236
Assets held for sale	203	1,751

Total current assets	64,873	70,283

Property and equipment, net	798,202	854,857
Deferred financing fees, net	18,282	24,253
Other long-term assets	34,128	33,589

Total assets	$915,485	$982,982

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$29,493	$29,218
Interest payable	5,322	20,319
Long term debt, current portion	3,251	11,538
Other current liabilities	15,829	14,364
Liabilities held for sale	—	608

Total current liabilities	53,895	76,047

Long Term Liabilities:
Long-term debt	884,775	859,220
Deferred revenue	476	511
Other long-term liabilities	3,811	3,327

Total long term liabilities	889,062	863,058

Shareholders’ (deficit) equity	(27,472)	43,877

Total liabilities and shareholders’ (deficit) equity	$915,485	$982,982

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the nine months ended September 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(95,177)	$(121,003)
Depreciation, accretion, and amortization	61,755	63,337
Other non-cash items reflected in Statement of Operations	25,844	37,787
Loss from write-off of deferred financing fees and exintinguishment of debt	24,764	5,250
Changes in operating assets and liabilities	(3,125)	(5,667)

Net cash provided by (used in) operating activities	14,061	(20,296)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,610)	(12,211)
Acquisitions and related earn-outs	(880)	(2,749)
Proceeds from sale of fixed assets	1,102	188,449
Receipt (payment) of restricted cash	4,349	(31,760)

Net cash (used in) provided by investing activities	(39)	141,729

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from employee stock purchase/option plans	107	40
Borrowings under senior credit facility, net of financing fees	334,046	330,000
Repayment of senior credit facility and notes payable	(157,589)	(420,067)
Repurchase/redemption of 12% senior discount and 10 1/4% senior notes	(177,928)	(58,192)
Bank overdraft (repayment)	—	1,866
Payment of restricted stock guarantee	—	(936)

Net cash used in financing activities	(1,364)	(147,289)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	12,658	(25,856)
CASH AND CASH EQUIVALENTS:
Beginning of period	8,338	61,141

End of period	$20,996	$35,285

	For the three months ended September 30, 2004	For the nine months ended September 30, 2004
	(in thousands)
SELECTED CAPITAL EXPENDITURE DETAIL:

Tower new build construction:
Return of deposit on construction in progress	$—	$(300)
Towers completed in period	—	—
Towers completed in prior periods	—	615
Work in process	24	145

	24	460
Operating tower expenditures:
Tower upgrades/augmentations	567	1,545
Maintenance/improvement capital expenditures	526	1,593

	1,093	3,138
General corporate expenditures	224	1,012

Total capital expeditures	$1,341	$4,610